Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054	Contact:
www.svb.com	Meghan O'Leary
Investor Relations
For release at 1:00 P.M. (Pacific Time)	(408) 654-6364
April 22, 2021

NASDAQ: SIVB
SVB FINANCIAL GROUP ANNOUNCES 2021 FIRST QUARTER FINANCIAL RESULTS
Board of Directors declared a quarterly dividend on Series A and Series B Preferred Stock
SANTA CLARA, Calif. — April 22, 2021 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2021.
Consolidated net income available to common stockholders for the first quarter of 2021 was $532.2 million, or $10.03 per diluted common share, compared to $388.3 million, or $7.40 per diluted common share, for the fourth quarter of 2020 and $132.3 million, or $2.55 per diluted common share, for the first quarter of 2020.
"We delivered our best quarter ever with exceptional balance sheet growth, earnings and profitability against a backdrop of continued robust liquidity for our clients and an improving economic outlook," said Greg Becker, President and CEO of SVB Financial Group. "As a result of our strong performance, effective execution and remarkable momentum, we have substantially increased our growth expectations for 2021 and are leveraging the capital markets to support our momentum and continued investment in our business."
Highlights of our first quarter 2021 results (compared to fourth quarter 2020, unless otherwise noted) included:
•Average loans of $46.3 billion, an increase of $4.8 billion (or 11.5 percent).
•Period-end loans of $47.7 billion, an increase of $2.5 billion (or 5.5 percent).
•Average fixed income investment securities of $53.5 billion, an increase of $12.1 billion (or 29.3 percent).
•Period-end fixed income investment securities of $67.2 billion, an increase of $19.6 billion (or 41.4 percent).
•Average total client funds (on-balance sheet deposits and off-balance sheet client investment funds) increased $36.6 billion (or 16.2 percent) to $262.2 billion, which includes an increase in average on-balance sheet deposits of $18.2 billion (or 19.7 percent).
•Period-end total client funds increased $45.0 billion (or 18.5 percent) to $288.0 billion, which includes an increase in period-end on-balance sheet deposits of $22.2 billion (or 21.7 percent).
•Issuance of $500.0 million of 1.800% Senior Notes due February 2031.
•Issuance of $750.0 million in depositary shares representing an ownership interest in shares of Series B Preferred Stock.
•Issuance and sale of 2,000,000 shares of common stock at an offering price of $500.00 per share, which resulted in net proceeds of $972.0 million, with an additional issuance of 300,000 shares on April 14, 2021 resulting in net proceeds of approximately $146.0 million.
•Net interest income (fully taxable equivalent basis) of $665.1 million, an increase of $68.6 million (or 11.5 percent).
•Provision for credit losses was $18.7 million, compared to a net reduction of $38.4 million.
•Net loan charge-offs of $90.2 million, or 79 basis points of average total loans (annualized), which includes an $80.0 million pre-tax charge-off related to potentially fraudulent activity perpetrated by a Global Fund Banking client, in connection with a loan transaction funded in early February 2021, compared to $9.7 million, or 9 basis points.
•Net gains on investment securities of $167.1 million compared to $150.0 million. Non-GAAP net gains on investment securities, net of noncontrolling interests, were $142.0 million, compared to $104.1 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Net gains on equity warrant assets of $221.7 million, compared to $143.8 million.

•Noninterest income of $744.2 million, an increase of $122.4 million (or 19.7 percent). Non-GAAP core fee income increased $3.0 million (or 1.9 percent) to $158.9 million. Non-GAAP SVB Leerink revenue increased $15.9 million (or 10.5 percent) to $166.7 million. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”)
•Noninterest expense of $636.0 million, a decrease of $28.8 million (or 4.3 percent).
•GAAP operating efficiency ratio of 45.31 percent, compared to 54.79 percent. Non-GAAP core operating efficiency ratio of 58.52 percent, compared to 62.67 percent. (See non-GAAP reconciliation under the section “Use of Non-GAAP Financial Measures.”) GAAP operating efficiency ratio decreased primarily as a result of a total of $49.3 million in non-recurring expenses related to real estate and donation expenses as well as higher SVB Leerink expenses as a percentage of SVB Leerink revenue in the fourth quarter of 2020. Non-GAAP core operating efficiency ratio decreased due primarily to the overall decrease in expenses related to our core business as a percentage of revenue attributable primarily to a decrease in SVB Leerink incentive compensation expense reflective of higher expenses in the fourth quarter of 2020 as a result of SVB Leerink's strong 2020 full year financial performance.
•Entered into pay-fixed, receive-floating interest rate swap fair value hedge contracts on agency-issued commercial and residential mortgage-backed securities in our available-for-sale portfolio with a notional balance of $10.0 billion and re-designated $2.9 billion of certain available-for-sale securities to held-to-maturity securities to hedge against exposure to decreases in the fair value of our available-for-sale fixed income securities resulting from increases in interest rates.

Coronavirus Disease 2019 ("COVID-19") Pandemic Update

During the first quarter of 2021, we increased our 2021 outlook as business activity and the economic environment improved with vaccine distributions and reopenings and our overall credit trends remained stable. Throughout the pandemic, our business and clients have demonstrated remarkable resilience and growth even while most of our employees and partners continue to work from home. We continue to carefully monitor the trajectory of the economic recovery, which could be impacted by the emergence of new variants and continued spread of COVID-19, delays in vaccination programs and potential government lockdowns.
We continue to support our clients, employees and communities. During the first quarter of 2021, we participated in the second round of the Paycheck Protection Program ("PPP"), originating approximately $0.4 billion PPP loans.

First Quarter 2021 Summary

(Dollars in millions, except share data, employees and ratios)	Three months ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Income statement:
Diluted earnings per common share	$10.03	$7.40	$8.47	$4.42	$2.55
Net income available to common stockholders	532.2	388.3	441.7	228.9	132.3
Net interest income	659.6	591.5	527.7	512.9	524.1
Provision (reduction) for credit losses (1)	18.7	(38.4)	(52.0)	66.5	243.5
Noninterest income	744.2	621.8	547.6	368.8	301.9
Noninterest expense	636.0	664.8	491.0	479.6	399.6
Non-GAAP core fee income (2)	158.9	155.9	146.3	132.5	168.5
Non-GAAP core fee income plus SVB Leerink revenue (2)	325.6	306.8	254.8	290.9	231.3
Non-GAAP SVB Leerink revenue (2)	166.7	150.9	108.4	158.4	62.9
Non-GAAP noninterest income, net of noncontrolling interests (2)	719.1	575.8	519.7	354.5	303.8
Non-GAAP noninterest expense, net of noncontrolling interests (2)	635.9	664.7	490.9	479.5	399.4
Fully taxable equivalent:
Net interest income (2) (3)	$665.1	$596.5	$531.7	$516.8	$527.5
Net interest margin	2.29%	2.40%	2.53%	2.80%	3.12%
Balance sheet:
Average total assets	$124,814.6	$103,753.6	$88,348.4	$78,432.0	$72,407.2
Average loans, amortized cost	46,281.5	41,525.0	37,318.6	36,512.2	33,660.7
Average available-for-sale securities	28,247.4	28,114.2	20,026.9	12,784.3	13,565.9
Average held-to-maturity securities	25,295.2	13,288.7	12,553.2	13,039.4	13,576.1
Average noninterest-bearing demand deposits	73,233.2	61,662.8	51,543.9	46,086.9	41,336.0
Average interest-bearing deposits	37,375.2	30,773.5	26,136.1	21,829.4	20,472.2
Average total deposits	110,608.4	92,436.4	77,680.0	67,916.4	61,808.2
Average short-term borrowings	12.1	9.8	15.3	618.1	969.9
Average long-term debt	1,162.3	843.5	843.3	489.6	348.0
Period-end total assets	142,346.6	115,511.0	96,916.8	85,731.0	75,009.6
Period-end loans, amortized cost	47,675.2	45,181.5	38,413.9	36,727.2	35,968.1
Period-end available-for-sale securities	25,986.5	30,912.4	25,904.3	18,451.9	12,648.1
Period-end held-to-maturity securities	41,164.6	16,592.2	12,982.2	12,858.8	13,574.3
Period-end non-marketable and other equity securities	1,857.8	1,802.2	1,547.4	1,270.6	1,200.6
Period-end noninterest-bearing demand deposits	84,440.0	66,519.2	57,508.2	49,160.9	42,902.2
Period-end interest-bearing deposits	39,710.1	35,462.6	27,264.8	25,344.9	19,009.8
Period-end total deposits	124,150.1	101,981.8	84,773.0	74,505.8	61,912.0
Period-end short-term borrowings	38.4	20.6	19.1	50.9	3,138.2
Period-end long-term debt	1,338.2	843.6	843.4	843.2	348.1
Off-balance sheet:
Average client investment funds	$151,578.8	$133,105.4	$123,563.6	$109,259.4	$103,590.8
Period-end client investment funds	163,881.7	141,053.1	126,780.9	115,921.0	106,951.7
Total unfunded credit commitments	33,986.6	31,982.3	30,329.8	28,127.2	24,668.3
Earnings ratios:
Return on average assets (annualized) (4)	1.73%	1.49%	1.99%	1.17%	0.73%
Return on average SVBFG common stockholders’ equity (annualized) (5)	27.04	20.23	24.19	13.36	8.17
Asset quality ratios:
Allowance for credit losses for loans as a % of total loans	0.82%	0.99%	1.34%	1.61%	1.53%
Allowance for credit losses for performing loans as a % of total performing loans	0.74	0.87	1.17	1.46	1.43
Gross loan charge-offs as a % of average total loans (annualized) (1)	0.83	0.22	0.30	0.17	0.44
Net loan charge-offs as a % of average total loans (annualized) (1)	0.79	0.09	0.26	0.12	0.35
Other ratios:
Operating efficiency ratio (6)	45.31%	54.79%	45.66%	54.39%	48.37%
Non-GAAP core operating efficiency ratio (2)	58.52	62.67	56.86	55.70	47.71
Total cost of deposits (annualized) (7)	0.04	0.04	0.04	0.03	0.24
SVBFG CET 1 risk-based capital ratio	12.19	11.04	12.31	12.63	12.35
Bank CET 1 risk-based capital ratio	12.94	10.70	10.75	11.08	10.90
SVBFG tier 1 risk-based capital ratio	14.02	11.89	13.25	13.62	13.35
Bank tier 1 risk-based capital ratio	12.94	10.70	10.75	11.08	10.90
SVBFG total risk-based capital ratio	14.63	12.64	14.19	14.77	14.45
Bank total risk-based capital ratio	13.58	11.49	11.75	12.28	12.04

SVBFG tier 1 leverage ratio	8.01	7.45	8.26	8.68	9.00
Bank tier 1 leverage ratio	7.20	6.43	6.45	6.91	7.21
Period-end loans, amortized cost, to deposits ratio	38.40	44.30	45.31	49.29	58.10
Average loans, amortized cost, to average deposits ratio	41.84	44.92	48.04	53.76	54.46
Book value per common share (8)	$163.25	$151.86	$143.91	$134.89	$130.02
Tangible book value per common share (2) (9)	159.50	147.92	140.37	131.32	126.41
Other statistics:
Average full-time equivalent ("FTE") employees	4,601	4,419	4,216	3,855	3,672
Period-end full-time equivalent ("FTE") employees	4,656	4,461	4,336	3,984	3,710

(1)This metric for the quarter ended March 31, 2021 includes the impact of an $80.0 million charge-off related to potentially fraudulent activity as noted above.
(2)To supplement our unaudited condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we use certain non-GAAP measures. A reconciliation of these non-GAAP measures to the most closely related GAAP measures is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
(3)Interest income on non-taxable investments is presented on a fully taxable equivalent basis using the federal statutory income tax rate of 21.0 percent. The taxable equivalent adjustments were $5.6 million for the quarter ended March 31, 2021, $5.0 million for the quarter ended December 31, 2020, $4.0 million for the quarter ended September 30, 2020, $3.8 million for the quarter ended June 30, 2020 and $3.4 million for the quarter ended March 31, 2020.
(4)Ratio represents annualized consolidated net income available to common stockholders divided by average assets.
(5)Ratio represents annualized consolidated net income available to common stockholders divided by average SVB Financial Group ("SVBFG") common stockholders’ equity.
(6)Ratio is calculated by dividing noninterest expense by total net interest income plus noninterest income.
(7)Ratio represents annualized total cost of deposits and is calculated by dividing interest expense from deposits by average total deposits.
(8)Book value per common share is calculated by dividing total SVBFG common stockholders’ equity by total outstanding common shares.
(9)Tangible book value per common share is calculated by dividing tangible common equity by total outstanding common shares. Tangible common equity is a non-GAAP measure defined under the section “Use of Non-GAAP Financial Measures.”

Investment Securities
Our investment securities portfolio is comprised of: (i) our available-for-sale ("AFS") and held-to-maturity ("HTM") securities portfolios, each consisting of fixed income investments which are managed to earn an appropriate portfolio yield over the long-term while maintaining sufficient liquidity and addressing our asset/liability management objectives; and (ii) our non-marketable and other equity securities portfolio, which represents investments managed as part of our funds management business as well as public equity securities held as a result of equity warrant assets exercised. Our total average fixed income investment securities portfolio increased $12.1 billion, or 29.3 percent, to $53.5 billion for the quarter ended March 31, 2021. Our total period-end fixed income investment securities portfolio increased $19.6 billion, or 41.4 percent, to $67.2 billion at March 31, 2021. Our period-end non-marketable and other equity securities portfolio increased $0.1 billion to $1.9 billion ($1.6 billion net of noncontrolling interests) at March 31, 2021.

The weighted-average duration of our total fixed income securities portfolio was 4.8 years at March 31, 2021 and 3.7 years at December 31, 2020. The extension in the weighted-average duration of our fixed income securities portfolio is reflective primarily of the slowdown in prepayment estimates, partially offset by shorter duration purchases during the first quarter of 2021. In March 2021, we entered into interest rate swap contracts to hedge against our exposure to decreases in the fair value of agency-issued commercial and residential mortgage-backed securities in our AFS securities resulting from increases in interest rates. As of March 31, 2021, the notional balance of our interest rate swap contracts was $10.0 billion. The weighted-average duration of our total fixed income securities portfolio including the impact of our fair value swaps was 4.3 years at March 31, 2021.

AFS Securities
Average AFS securities were $28.2 billion for the first quarter of 2021 compared to $28.1 billion for the fourth quarter of 2020. Period-end AFS securities were $26.0 billion at March 31, 2021 compared to $30.9 billion at December 31, 2020. The slight increase in average AFS securities from the fourth quarter of 2020 to the first quarter of 2021 was driven by purchases late in the fourth quarter of 2020, partially offset by a re-designation of AFS securities to HTM securities late in the first quarter of 2021. The decrease in period-end AFS securities was driven by a $2.9 billion re-designation of AFS securities to HTM securities, paydowns and maturities of $1.7 billion, and a decrease in fair value of $0.8 billion due to the increase in interest rates, partially offset by purchases of $0.5 billion during the quarter. The weighted-average duration of our AFS securities portfolio was 5.1 years at March 31, 2021 and 3.7 years at December 31, 2020. The weighted-average duration of our AFS securities portfolio including the impact of our fair value swaps was 3.7 years at March 31, 2021.

HTM Securities
Average HTM securities were $25.3 billion for the first quarter of 2021, compared to $13.3 billion for the fourth quarter of 2020. Period-end HTM securities were $41.2 billion at March 31, 2021 compared to $16.6 billion at December 31, 2020. The increases in average and period-end HTM securities from the fourth quarter of 2020 to the first quarter of 2021 were driven by purchases of $23.5 billion and the re-designation of $2.9 billion as mentioned above, partially offset by $1.8 billion in paydowns and maturities during the quarter. The weighted-average duration of our HTM securities portfolio was 4.6 years at March 31, 2021 and 3.7 years at December 31, 2020.

Non-Marketable and Other Equity Securities
Our non-marketable and other equity securities portfolio increased $0.1 billion to $1.9 billion ($1.6 billion net of noncontrolling interests) at March 31, 2021, compared to $1.8 billion ($1.6 billion net of noncontrolling interests) at December 31, 2020. Reconciliations of our non-GAAP non-marketable and other equity securities, net of noncontrolling interests, are provided under the section “Use of Non-GAAP Financial Measures."

Loans
Average loans increased by $4.8 billion to $46.3 billion for the first quarter of 2021, compared to $41.5 billion for the fourth quarter of 2020. Period-end loans increased $2.5 billion to $47.7 billion at March 31, 2021, compared to $45.2 billion at December 31, 2020. Average and period-end loan growth came primarily from our Global Fund Banking and Technology and Life Science/Healthcare portfolios as well as Private Bank.
The following table provides a summary of our loans at amortized cost basis broken out by risk-based segment:

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Global fund banking	$27,306,926	$25,543,198	$18,868,875
Investor dependent
Early stage	1,523,208	1,485,866	1,806,011
Mid stage	1,588,185	1,564,870	1,399,209
Later stage	2,055,676	1,921,082	2,031,490
Total investor dependent	5,167,069	4,971,818	5,236,710
Cash flow dependent
Sponsor led buyout	1,984,567	1,989,173	2,121,007
Other	2,959,609	2,945,360	2,756,295
Total cash flow dependent	4,944,176	4,934,533	4,877,302
Private bank (1)	5,063,827	4,901,056	3,669,295
Balance sheet dependent	2,501,524	2,191,023	1,850,941
Premium wine (1)	1,040,223	1,052,643	1,056,927
Other (1)	45,688	27,687	408,035
SBA loans	1,605,733	1,559,530	—
Total loans	$47,675,166	$45,181,488	$35,968,085

(1)As of March 31, 2021 and December 31, 2020, as a result of enhanced portfolio characteristic definitions for our risk-based segments, loans in the amounts of $492.9 million and $80.1 million and $426.6 million and $52.5 million, respectively, that would have been reported in Other under historical definitions, are now being reported in our Private Bank and Premium Wine risk-based segments, respectively.
Net Interest Income and Margin

Net interest income, on a fully taxable equivalent basis, was $665.1 million for the first quarter of 2021, compared to $596.5 million for the fourth quarter of 2020. The $68.6 million increase from the fourth quarter of 2020 to the first quarter of 2021 was attributable primarily to the following:

•An increase of $44.2 million in interest income from our fixed income investment securities reflective primarily of a $12.1 billion increase in average fixed income securities, partially offset by lower yields.
◦Overall we had a decrease in fixed income investment securities yields of nine basis points due primarily to lower purchase yields reflective of the continued low market rate environment as well as a reduction in discount accretion due to slowing prepayments in the first quarter of 2021 reflective of rising interest rates. In addition, we saw higher yields in the fourth quarter of 2020 due to an acceleration of discount accretion reflective of higher than estimated prepayments for our fixed-rate commercial mortgage-backed securities in our held-to-maturity portfolio for the 2020 year end.
•An increase in interest income from loans of $27.1 million to $430.4 million for the first quarter of 2021 was due primarily to a $39.0 million increase in loan interest reflective of $4.8 billion in average loan growth, partially offset by a $7.2 million decrease from lower gross loan yields and a $6.9 million decrease due to the impact of two less business days in the first quarter of 2021.
◦Overall loan yields decreased nine basis points to 3.77 percent, reflective primarily of lower gross loan yields due to growth in our higher credit quality Global Fund Banking portfolio as well as a decrease in loan fee yields due primarily to a decrease in early payoffs in the first quarter of 2021 as compared to the fourth quarter of 2020.
Net interest margin, on a fully taxable equivalent basis, was 2.29 percent for the first quarter of 2021, compared to 2.40 percent for the fourth quarter of 2020. The 11 basis point decrease in our net interest margin was due primarily to overall balance sheet growth resulting in a shift in the mix of interest earning assets from higher yielding loans to lower yielding cash and investments as a percentage of total interest earning assets.
For the first quarter of 2021, approximately 92 percent, or $42.6 billion, of our average loans were variable-rate loans that adjust at prescribed measurement dates. Of our variable-rate loans, approximately 65 percent are tied to prime-lending rates and 35 percent are tied to LIBOR. As a result of the discontinuation of LIBOR at the end of 2021, we are preparing for the transition to an alternate reference rate and expect the percent of LIBOR loans to decrease over time.
Credit Quality
Potential Fraudulent Client Activity
During the three months ended March 31, 2021, we became aware of potentially fraudulent activity conducted by JES Global Capital, Inc., a client of Silicon Valley Bank, our principal banking subsidiary, and certain of its affiliates, in connection with a loan transaction funded in early February 2021. Our investigation into this incident to determine the potential credit exposure resulted in a pre-tax charge-off of $80.0 million, or $59.2 million net of tax, relating to a Global Fund Banking capital call line of credit.
We are working with the appropriate law enforcement authorities in connection with this matter and intend to pursue all available sources of recovery and other measures to mitigate the extent of the loss.
Based on our review of the potentially fraudulent activity, as well as our risk assessment review of the Global Fund Banking loan portfolio conducted in light of the incident, we currently believe this incident to be an isolated occurrence involving a single business relationship.

The following table provides a summary of our allowance for credit losses for loans, unfunded credit commitments and HTM securities:

	Three months ended
(Dollars in thousands, except ratios)	March 31, 2021	December 31, 2020	March 31, 2020
Allowance for credit losses for loans, beginning balance	$447,765	$512,958	$304,924
Day one impact of adopting CECL	—	—	25,464
Provision (reduction) for loans	34,026	(57,468)	248,901
Gross loan charge-offs (1)	(95,005)	(22,504)	(36,896)
Loan recoveries	4,853	12,836	7,755
Foreign currency translation adjustments	112	1,943	(1,185)
Allowance for credit losses for loans, ending balance	$391,751	$447,765	$548,963
Allowance for credit losses for unfunded credit commitments, beginning balance	120,796	101,515	67,656
Day one impact of adopting CECL	—	—	22,826
(Reduction) provision for unfunded credit commitments	(16,067)	18,934	(5,477)
Foreign currency translation adjustments	21	347	(315)
Allowance for credit losses for unfunded credit commitments, ending balance (2)	$104,750	$120,796	$84,690
Allowance for credit losses for HTM securities, beginning balance	392	291	—
Day one impact of adopting CECL	—	—	174
Provision for HTM securities	720	101	56
Allowance for credit losses for HTM securities, ending balance (3)	$1,112	$392	$230
Ratios and other information:
Provision (reduction) for loans as a percentage of period-end total loans (annualized)	0.29%	(0.51)%	2.78%
Gross loan charge-offs as a percentage of average total loans (annualized)	0.83	0.22	0.44
Net loan charge-offs as a percentage of average total loans (annualized)	0.79	0.09	0.35
Allowance for credit losses for loans as a percentage of period-end total loans	0.82	0.99	1.53
Provision (reduction) for credit losses	$18,679	$(38,433)	$243,480
Period-end total loans	47,675,166	45,181,488	35,968,085
Average total loans	46,281,476	41,525,036	33,660,728
Allowance for credit losses for nonaccrual loans	41,851	54,029	34,876
Nonaccrual loans	90,247	104,244	50,607

(1)Gross loan charge-offs for the quarter ended March 31, 2021 includes the impact of an $80.0 million charge-off related to potentially fraudulent activity as noted above.
(2)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(3)The "allowance for credit losses for HTM securities" is included as a component of HTM securities and presented net in our consolidated financial statements.
Our allowance for credit losses for loans decreased $56.0 million to $391.8 million at March 31, 2021, compared to $447.8 million at December 31, 2020. The $56.0 million decrease was driven primarily by a decrease of $61.7 million related to the reduction of expected credit losses for our performing loans reflective of improved economic scenarios in our forecast models and a $12.2 million decrease in reserves for nonaccrual loans, partially offset by a $17.9 million increase in our performing reserves for loan growth. As a percentage of total loans, our allowance for credit losses for loans decreased 17 basis points to 0.82 percent at March 31, 2021, compared to 0.99 percent at December 31, 2020. The 17 basis point decrease, due primarily to the factors described above, was driven by a 14 basis point decrease for our performing loans reserve as a percentage of total loans and a 3 basis point decrease for our nonaccrual individually assessed loans.
The provision for credit losses was $18.7 million for the first quarter of 2021, consisting primarily of the following:
•A provision for credit loss for loans of $34.0 million, driven primarily by $85.8 million in charge-offs not specifically reserved for at December 31, 2020, of which $80.0 million was related to the potentially fraudulent activity discussed above, and a $17.9 million increase for loan growth, partially offset by a $61.7 million reduction in performing reserves and $4.9 million of recoveries; and
•A reduction of our credit loss estimate for unfunded credit commitments of $16.1 million, driven primarily by improved economic scenarios in our forecast models, partially offset by changes in the unfunded credit commitments' composition within our portfolio segments.

Gross loan charge-offs were $95.0 million for the first quarter of 2021, of which $80.0 million relates to the potentially fraudulent Global Fund Banking activity discussed above, and an additional $5.8 million that was not specifically reserved for at December 31, 2020. The remaining $15.0 million gross loan charge-offs were driven primarily by our Investor Dependent loan portfolio.
Nonaccrual loans were $90.2 million at March 31, 2021, compared to $104.2 million at December 31, 2020. Our nonaccrual loan balance decreased $14.0 million driven primarily by $9.5 million in repayments and $10.1 million in charge-offs, partially offset by new nonaccrual loans of $5.6 million. Repayments were driven primarily by clients in our Investor Dependent loan portfolio. New nonaccrual loans were driven primarily by $2.9 million for one Private Bank client. Nonaccrual loans as a percentage of total loans decreased to 0.20 percent for the first quarter of 2021 compared to 0.23 percent for the fourth quarter of 2020.
The allowance for credit losses for nonaccrual loans decreased $12.2 million to $41.9 million in the first quarter of 2021. The decrease was due primarily to $8.2 million in repayments and $9.1 million in charge-offs, partially offset by $5.1 million in reserves for new nonaccrual loans as noted above. Charge-offs and repayments were driven primarily by clients in our Investor Dependent loan portfolio. New nonaccrual reserves were driven primarily by reserves of $2.9 million for one Private Bank client.
We recorded an allowance for credit losses for HTM securities of $1.1 million at March 31, 2021, compared to $0.4 million at December 31, 2020. Our provision for HTM securities was driven primarily by the purchase of corporate bonds in the first quarter of 2021.
Client Funds
Our Total Client Funds consist of the sum of both our on-balance sheet deposits and off-balance sheet client investment funds. The following tables provide a summary of our average and period-end on-balance sheet deposits and off-balance sheet client investment funds:

Average On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Average balances for the
	Three months ended
(Dollars in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Interest-bearing deposits	$37,375	$30,774	$20,472
Noninterest bearing demand deposits	73,233	61,663	41,336
Total average on-balance sheet deposits	$110,608	$92,437	$61,808

Sweep money market funds	$67,138	$58,212	$43,045
Client investment assets under management (2)	72,478	64,006	50,746
Repurchase agreements	11,963	10,887	9,799
Total average off-balance sheet client investment funds	$151,579	$133,105	$103,590

Period-end On-Balance Sheet Deposits and Off-Balance Sheet Client Investment Funds (1)

	Period-end balances at
(Dollars in millions)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest-bearing deposits	$39,710	$35,463	$27,265	$25,345	$19,010
Noninterest-bearing demand deposits	84,440	66,519	57,508	49,161	42,902
Total period-end on-balance sheet deposits	$124,150	$101,982	$84,773	$74,506	$61,912

Sweep money market funds	$75,328	$59,844	$56,395	$49,388	$44,833
Client investment assets under management (2)	75,970	70,671	60,773	56,023	51,020
Repurchase agreements	12,584	10,538	9,613	10,510	11,099
Total period-end off-balance sheet client investment funds	$163,882	$141,053	$126,781	$115,921	$106,952

(1)Off-Balance sheet client investment funds are maintained at third-party financial institutions.
(2)These funds represent investments in third-party money market mutual funds and fixed income securities managed by SVB Asset Management.

The increases in our average and period-end Total Client Funds from the fourth quarter of 2020 to the first quarter of 2021 reflect growth in both on-balance sheet deposits and off-balance sheet client investments. We saw Total Client Funds growth across all portfolios with the primary contributors coming from our Technology and Life Science/Healthcare portfolios driven by strong public and private fundraising.
Long-term Debt
Long-term debt increased by $0.5 billion to $1.3 billion for the first quarter of 2021 compared to $0.8 billion for the fourth quarter of 2020. The increase in long term debt was driven by the issuance of $500.0 million of 1.800% Senior Notes on February 2, 2021 with interest payments starting August 2, 2021, and payable every February 2nd and August 2nd. We received net proceeds from this offering of approximately $494.3 million after deducting underwriting discounts, commissions and issuance costs. The balance of our 1.800% Senior Notes at March 31, 2021 was $494.4 million, which reflects a $5.6 million of discounts and issuance costs.
Noninterest Income
Noninterest income was $744.2 million for the first quarter of 2021, compared to $621.8 million for the fourth quarter of 2020. Non-GAAP noninterest income, net of noncontrolling interests, was $719.1 million for the first quarter of 2021, compared to $575.8 million for the fourth quarter of 2020. (See reconciliations of non-GAAP measures used under the section "Use of Non-GAAP Financial Measures.")
The increase was attributable primarily to increased net gains on investment securities, gains on equity warrant assets and SVB Leerink revenue. Items impacting noninterest income for the first quarter of 2021 were as follows:

Net gains on investment securities
Net gains on investment securities were $167.1 million for the first quarter of 2021, compared to $150.0 million for the fourth quarter of 2020. The following tables provide a summary of non-GAAP net gains (losses) on investment securities, net of noncontrolling interests, for the three months ended March 31, 2021 and December 31, 2020, respectively:

	Three months ended March 31, 2021
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains on investment securities, net	$30,692	$18,487	$7,048	$76,321	$414	$30,367	$3,749	$167,078
Less: income attributable to noncontrolling interests, including carried interest allocation	13,165	8,668	868	—	—	—	2,330	25,031
Non-GAAP gains on investment securities, net of noncontrolling interests	$17,527	$9,819	$6,180	$76,321	$414	$30,367	$1,419	$142,047

	Three months ended December 31, 2020
(Dollars in thousands)	Managed Funds of Funds	Managed Direct Venture Funds	Managed Credit Funds	Public Equity Securities	Debt Funds	Strategic and Other Investments	SVB Leerink	Total
GAAP gains (losses) on investment securities, net	$62,336	$28,949	$19,127	$(17,986)	$(150)	$56,527	$1,189	$149,992
Less: income attributable to noncontrolling interests, including carried interest allocation	28,493	13,843	3,150	—	—	—	405	45,891
Non-GAAP gains (losses) on investment securities, net of noncontrolling interests	$33,843	$15,106	$15,977	$(17,986)	$(150)	$56,527	$784	$104,101

Non-GAAP net gains, net of noncontrolling interests, of $142.0 million for the first quarter of 2021 were primarily attributable to realized gains on sales of public equity securities, as well as valuation increases in both public and private investments held in our strategic and other investments and managed fund of funds portfolios.

The gains in public equity securities were driven primarily by realized gains on common stock shares sold during the three months ending March 31, 2021, which includes $43.3 million from the sale of BigCommerce Holdings, Inc. common stock shares, as well as gains from other public equity securities held in our portfolio.

Net gains on equity warrant assets
The following table provides a summary of our net gains on equity warrant assets:

	Three months ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Equity warrant assets:
Gains on exercises, net	$159,637	$95,554	$19,193
Terminations	(249)	(419)	(326)
Changes in fair value, net	62,297	48,626	(5,472)
Total net gains on equity warrant assets	$221,685	$143,761	$13,395
Net gains on equity warrant assets for the first quarter of 2021 were attributable primarily to net gains from exercises of $159.6 million reflective of $115.8 million in gains related to Coinbase Global, Inc.'s ("Coinbase") announcement to enter the public markets via a direct listing with remaining gains driven primarily by IPO activity. The $62.3 million of net valuation increases were driven by our private company portfolio reflective primarily of pending special purpose acquisition company ("SPAC") activity as well as pending M&A and IPO activity.
At March 31, 2021, we held warrants in 2,670 companies with a total fair value of $244.3 million. Warrants in 42 companies each had fair values greater than $1.0 million and collectively represented $113.7 million, or 46.5 percent, of the fair value of the total warrant portfolio at March 31, 2021.
The gains (or losses) from investment securities from our non-marketable and other equity securities portfolio as well as our equity warrant assets resulting from changes in valuations (fair values) are currently unrealized, and the extent to which such gains (or losses) will become realized is subject to a variety of factors, including, among other things, performance of the underlying portfolio companies, investor demand for IPOs and SPACs, fluctuations in the underlying valuation of these companies, levels of M&A activity and legal and contractual restrictions on our ability to sell the underlying securities.
Investment in Coinbase
As of the date of this filing, we have sold all of our common stock shares of Coinbase resulting in pre-tax gains on investment securities of approximately $38.2 million to be recorded in the second quarter of 2021.
Non-GAAP core fee income plus non-GAAP SVB Leerink revenue
The following table provides a summary of our non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue:

	Three months ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Non-GAAP core fee income:
Client investment fees	$20,065	$25,008	$43,393
Foreign exchange fees	57,393	51,091	47,505
Credit card fees	27,567	25,389	28,304
Deposit service charges	25,151	23,221	24,589
Lending related fees	15,657	19,682	13,125
Letters of credit and standby letters of credit fees	13,051	11,504	11,542
Total non-GAAP core fee income	$158,884	$155,895	$168,458
Investment banking revenue	142,302	133,434	46,867
Commissions	24,439	17,443	16,022
Total non-GAAP SVB Leerink revenue	$166,741	$150,877	$62,889
Total non-GAAP core fee income plus SVB Leerink revenue	$325,625	$306,772	$231,347

Non-GAAP core fee income increased from the fourth quarter of 2020 to the first quarter of 2021 reflective primarily by increases in foreign exchange fees and credit card fees, partially offset by a decrease in client investment fees. Foreign exchange fees increased $6.3 million driven primarily by increased foreign currency risk hedging activity as well as private equity activity. Credit card fees increased $2.2 million primarily due to new client growth, relationship expansion and higher utilization. The $4.9 million decrease in client investment fees is reflective of a reduction in fee margin resulting from lower short-term market rates.
Non-GAAP SVB Leerink revenue increased from the fourth quarter of 2020 to the first quarter of 2021 as SVB Leerink continues to capitalize on strong markets. Investment banking revenue was $142.3 million, driven primarily by $132.2 million from public equity capital raising in the first quarter of 2021.
Reconciliations of our non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP core fee income, non-GAAP SVB Leerink revenue and non-GAAP core fee income plus SVB Leerink revenue are provided under the section “Use of Non-GAAP Financial Measures.”
Noninterest Expense
Noninterest expense was $636.0 million for the first quarter of 2021, compared to $664.8 million for the fourth quarter of 2020. The decrease of $28.8 million in noninterest expense consisted primarily of decreases in our net occupancy expense, premises and equipment and other noninterest expense, partially offset by an increase in our compensation and benefits expense in the first quarter of 2021 compared to the fourth quarter of 2020.
Net occupancy and premises and equipment expenses decreased $27.1 million and $8.9 million, respectively, due primarily to higher expenses in the fourth quarter of 2020 reflective of impairment, and accelerated depreciation, of right-of-use assets and other fixed assets related to vacating leased office space in several locations during the fourth quarter of 2020.
Other noninterest expense decreased $26.8 million, due primarily to higher expenses in the fourth quarter reflective of the $20.0 million charitable donation of net PPP fees received from the Small Business Administration ("SBA") during the fourth quarter of 2020.
The following table provides a summary of our compensation and benefits expense:

	Three months ended
(Dollars in thousands, except employees)	March 31, 2021	December 31, 2020	March 31, 2020
Compensation and benefits:
Salaries and wages	$163,558	$140,377	$115,614
Incentive compensation plans	149,645	172,730	66,674
Other employee incentives and benefits (1)	132,222	102,598	73,298
Total compensation and benefits	$445,425	$415,705	$255,586
Period-end full-time equivalent employees	4,656	4,461	3,710
Average full-time equivalent employees	4,601	4,419	3,672

(1)Other employee incentives and benefits expense includes employer payroll taxes, group health and life insurance, share-based compensation, 401(k), ESOP, warrant incentive and retention plans, agency fees and other employee-related expenses.
The $29.7 million increase in total compensation and benefits expense consists primarily of the following:
•An increase of $29.6 million in other employee incentives and benefits due primarily to an increase in warrant incentive plan expense reflective of higher gains on equity warrant assets in the first quarter of 2021 compared to the fourth quarter of 2020 and first quarter seasonal expense items relating to additional 401(k) matching contributions and employer-related payroll taxes as a result of the 2020 annual incentive compensation plan payments, and
•An increase of $23.2 million in salaries and wages expense related primarily to strategic hires for SVB Leerink as well as the increase in the number of average FTEs by 182 to 4,601, partially offset by
•A decrease of $23.1 million in incentive compensation plans expense attributable primarily to a decrease in SVB Leerink incentive compensation expense reflective of higher expenses in the fourth quarter of 2020 as a result of SVB Leerink's strong 2020 full year financial performance.
Income Tax Expense
Our effective tax rate was 25.9 percent for the first quarter of 2021, compared to 27.4 percent for the fourth quarter of 2020. Our effective tax rate is calculated by dividing income tax expense by the sum of income before income tax expense and net income attributable to noncontrolling interests. The decrease in our effective tax rate was driven primarily by an increase in the recognition of excess tax benefits from share-based compensation in the first quarter of 2021 which is reflective of a higher number of stock option exercises due to the increase in our stock price and the annual vesting of our performance-based restricted stock units and SVB Leerink restricted stock units.
Noncontrolling Interests
Included in net income is income and expense related to noncontrolling interests. The relevant amounts allocated to investors in our consolidated subsidiaries, other than us, are reflected under “Net Income Attributable to Noncontrolling Interests” in our statements of income. The following table provides a summary of net income attributable to noncontrolling interests:

	Three months ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net interest income (1)	$—	$—	$(21)
Noninterest (income) loss (1)	(15,796)	(17,408)	2,491
Noninterest expense (1)	117	91	140
Carried interest allocation (2)	(9,271)	(28,574)	(637)
Net (income) loss attributable to noncontrolling interests	$(24,950)	$(45,891)	$1,973

(1)Represents noncontrolling interests’ share in net interest income, noninterest income and noninterest expense.
(2)Represents the preferred allocation of income (or change in income) earned by us as the general partner of certain consolidated funds.
Net income attributable to noncontrolling interests of $25.0 million for the first quarter of 2021 was driven primarily by net gains on investment securities (including carried interest allocation) from our managed funds of funds and our managed direct venture funds portfolios.
SVBFG Stockholders’ Equity
Total SVBFG stockholders’ equity increased by $1.7 billion to $9.9 billion at March 31, 2021, compared to $8.2 billion at December 31, 2020, primarily due to $1.7 billion of capital raised related to our common stock equity offering and preferred stock issuance during the first quarter of 2021. Additionally, net income of $532 million during the first quarter of 2021 was more than offset by a decrease in the net balance of accumulated other comprehensive income to $21 million from a balance of $623 million at December 31, 2020, driven primarily by a decrease in the fair value of our AFS securities portfolio reflective of increases in market rates.
Common Stock
On March 22, 2021, to support the continued growth of our balance sheet, we issued and sold 2,000,000 shares of common stock at a price of $500.00 per share. We received net proceeds of $972.0 million after deducting underwriting discounts and commissions. On April 14, 2021, we issued and sold an additional 300,000 shares of common stock under the full exercise of the underwriter's over-allotment option resulting in additional net proceeds of approximately $146.0 million after deducting discounts and commissions.
Preferred Stock
Series A Preferred Stock
On February 16, 2021, SVB Financial Group paid a quarterly cash dividend of $13.125 per share on the Company’s 5.250% fixed-rate non-cumulative perpetual Series A Preferred Stock, liquidation amount $1,000 per share, which are represented by depositary shares (NASDAQ: SIVBP), each representing a 1/40th interest in a share of preferred stock, with a total dividend paid of $4.6 million.
On April 22, 2021, the Company's Board of Directors declared a quarterly cash dividend of $13.125 per share (representing $0.328125 per depositary share) on the Series A Preferred Stock. The dividend is payable on May 17, 2021 to holders of record at the close of business on May 3, 2021.
Series B Preferred Stock
On February 2, 2021, SVB Financial Group issued 750,000 depositary shares each representing a 1/100th ownership interest in a share of Series B Preferred Stock with a $0.001 par value and a liquidation preference of $100,000 per share, or $1,000 per depositary share. The Series B Preferred Stock is perpetual and has no stated maturity. Dividends are approved by the Board of Directors and, if declared, are payable quarterly, in arrears, at a rate per annum equal to (i) 4.10 percent from the original issue date to, but excluding, February 15, 2031 and (ii) for the February 15, 2031 dividend date and during each subsequent ten year period, the ten-year treasury rate (calculated three business days prior to each reset date as the five day average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for ten-year maturities) plus 3.064 percent. As of March 31, 2021, 750,000 depositary shares were issued and outstanding, had a carrying value of $739.2 million and a liquidation preference of $750.0 million.
On April 22, 2021, the Company's Board of Directors declared a quarterly cash dividend of $1,173.056 per share (representing $11.730556 per depositary share) on the Series B Preferred Stock. The dividend is payable on May 17, 2021 to holders of record at the close of business on May 3, 2021.

SVB Financial and Bank Capital Ratios(1)

	March 31, 2021	December 31, 2020	March 31, 2020
SVB Financial:
CET 1 risk-based capital ratio (2)	12.19%	11.04%	12.35%
Tier 1 risk-based capital ratio (2)	14.02	11.89	13.35
Total risk-based capital ratio (2)	14.63	12.64	14.45
Tier 1 leverage ratio (2)	8.01	7.45	9.00
Tangible common equity to tangible assets ratio (3)	6.06	6.66	8.70
Tangible common equity to risk-weighted assets ratio (3)	12.12	11.87	13.40
Silicon Valley Bank:
CET 1 risk-based capital ratio (2)	12.94%	10.70%	10.90%
Tier 1 risk-based capital ratio (2)	12.94	10.70	10.90
Total risk-based capital ratio (2)	13.58	11.49	12.04
Tier 1 leverage ratio (2)	7.20	6.43	7.21
Tangible common equity to tangible assets ratio (3)	6.25	6.24	7.63
Tangible common equity to risk-weighted assets ratio (3)	12.88	11.58	11.99

(1)Regulatory capital ratios as of March 31, 2021 are preliminary.
(2)Capital ratios include regulatory capital phase-in of the allowance for credit losses under the 2020 CECL Interim Final Rule ("IFR") for periods beginning March 31, 2020.
(3)These are non-GAAP measures. A reconciliation of non-GAAP measures to GAAP is provided at the end of this release under the section “Use of Non-GAAP Financial Measures.”
March 31, 2021 Preliminary Results
Our risk-based capital ratios, tier 1 capital ratios and leverage ratios increased for both SVB Financial and Silicon Valley Bank as of March 31, 2021, compared to December 31, 2020. The increase in capital ratios was driven primarily by increases in our capital, partially offset by increases in our risk-weighted and average assets. The increase in capital for SVB Financial was driven by the issuance of common and preferred stock and net income. The increase in capital for Silicon Valley Bank was driven by a $2.0 billion downstream capital infusion from our bank holding company during the first quarter of 2021. The increase in average assets was driven by increases in our fixed income investments and loan portfolios.
All of our reported capital ratios remain above the levels considered to be “well capitalized” under applicable banking regulations.

Financial Outlook
Our outlook for the year ending December 31, 2021, is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected full year results of our significant forecasted activities. Except for the items noted below, we do not provide an outlook for certain items (such as gains or losses from warrants and investment securities) where the timing or financial impact are particularly uncertain and/or subject to market or other conditions beyond our control (such as the level of IPO, M&A or general financing activity), or for potential unusual or non-recurring items. The outlook and the underlying assumptions presented are, by their nature, forward-looking statements and are subject to substantial risks and uncertainties, including risks and uncertainties related to the COVID-19 pandemic and related government orders, which are discussed below under the section “Forward-Looking Statements.” Actual results may differ. (For additional information about our financial outlook, please refer to Q1 2021 Earnings Slides. See "Additional Information" below.)

For the full year ending December 31, 2021, compared to our full year 2020 results, we currently expect the following outlook (please note that the outlook below does not include and/or take into account: (i) changes in interest rates, (ii) material deterioration in the overall economy, (iii) changes to the federal corporate tax rate and (iv) the completion of the pending acquisition of Boston Private Financial Holdings, Inc. ("Boston Private"), and includes management's updates to certain 2021 outlook metrics we previously disclosed on January 21, 2021):

Current full year 2021 outlook compared to 2020 results (as of April 22, 2021)
Average loan balances	Increase at a percentage rate in the mid-thirties
Average deposit balances	Increase at a percentage rate in the high sixties
Net interest income (1)	Increase at a percentage rate in the mid-thirties
Net interest margin (1)	Between 2.10% and 2.20%
Net loan charge-offs (2)	Between 0.20% and 0.40% of average total loans
Core fee income (client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit fees) (3)	Increase at a percentage rate in the mid-single digits
SVB Leerink revenue (3)	Between $420 million and $450 million
Noninterest expense (4) (5)	Increase at a percentage rate in the high teens
Effective tax rate (6)	Between 26% and 28%

(1)Our outlook for net interest income and net interest margin is based primarily on management's current forecast of average deposit and loan balances and deployment of surplus cash into investment securities. Such forecasts are subject to change, and actual results may differ, based on market conditions, the COVID-19 pandemic and its effects on the economic and business environments in which we operate, actual prepayment rates and other factors described under the section "Forward-Looking Statements" below.
(2)Our outlook for loan charge-offs includes the impact of an $80.0 million charge-off related to potentially fraudulent activity as noted above.
(3)Core fee income and SVB Leerink revenue are each non-GAAP measures, which collectively represent noninterest income, but exclude certain line items where performance is typically subject to market or other conditions beyond our control. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP core fee income and non-GAAP SVB Leerink revenue to GAAP noninterest income for fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure. Core fee income does not include SVB Leerink revenue. SVB Leerink revenue represents investment banking revenue and commissions.
(4)Noninterest expense is a non-GAAP measure, which represents noninterest expense, but excludes expenses attributable to noncontrolling interests. As we are unable to quantify such line items that would be required to be included in the comparable GAAP financial measure for the future period presented without unreasonable efforts, no reconciliation for the outlook of non-GAAP noninterest expense to GAAP noninterest expense for the fiscal year ending 2021 is included in this release, as we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. See "Use of Non-GAAP Financial Measures" at the end of this release for further information regarding the calculation and limitations of this measure.
(5)Our outlook for noninterest expense is partly based on management's current forecast of performance-based incentive compensation expenses. Such forecasts are subject to change, and actual results may differ, based on our performance relative to our internal performance targets.
(6)Our outlook for our effective tax rate is based on management's current assumptions with respect to, among other things, SVB Financial Group's earnings, state income tax levels, tax deductions and estimated performance-based compensation activity and does not include assumptions for potential future tax rate changes.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In addition, forward-looking statements generally can be identified by the use of such words as “becoming,” “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “assume,” “seek,” “expect,” “plan,” “intend,” the negative of such words or comparable terminology. In this release, including our CEO's statement and in the section “Financial Outlook,” we make forward-looking statements discussing management’s expectations for 2021 about, among other things, economic conditions; the continuing and potential effects of the COVID-19 pandemic; opportunities in the market; the outlook on our clients' performance; our financial, credit, and business performance, including loan growth, loan mix and loan yields; deposit growth; expense levels; our expected effective tax rate; accounting impact; financial results (and the components of such results) and the proposed acquisition of Boston Private.
Although we believe that the expectations reflected in our forward-looking statements are reasonable, we have based these expectations on our current beliefs as well as our assumptions, and such expectations may not prove to be correct. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside our control. Our actual results of operations and financial performance could differ significantly from those expressed in or implied by our management’s forward-looking statements. Important factors that could cause our actual results and financial condition to differ from the expectations stated in the forward-looking statements include, among others:
•market and economic conditions (including the general condition of the capital and equity markets, and IPO, secondary offering, SPAC fundraising, M&A and financing activity levels) and the associated impact on us (including effects on client demand for our commercial and investment banking and other financial services, as well as on the valuations of our investments);
•the COVID-19 pandemic and its effects on the economic and business environments in which we operate, and its effects on our operations, including, as a result of, prolonged work-from-home arrangements;
•the impact of changes from the Biden-Harris administration and the new U.S. Congress on the economic environment, capital markets and regulatory landscape, including monetary, tax and other trade policies;
•changes in the volume and credit quality of our loans as well as volatility of our levels of nonperforming assets and charge-offs;
•the impact of changes in interest rates or market levels or factors affecting or affected by them, especially on our loan and investment portfolios;
•the adequacy of our allowance for credit losses and the need to make provisions for credit losses for any period;
•the sufficiency of our capital and liquidity positions;
•changes in the levels of our loans, deposits and client investment fund balances;
•changes in the performance or equity valuations of funds or companies in which we have invested or hold derivative instruments or equity warrant assets;
•variations from our expectations as to factors impacting our cost structure;
•changes in our assessment of the creditworthiness or liquidity of our clients or unanticipated effects of credit concentration risks which create or exacerbate deterioration of such creditworthiness or liquidity;
•variations from our expectations as to factors impacting the timing and level of employee share-based transactions;
•the occurrence of fraudulent activity, including breaches of our information security or cyber security-related incidents;
•business disruptions and interruptions due to natural disasters and other external events;
•the impact on our reputation and business from our interactions with business partners, counterparties, service providers and other third parties;
•the expansion of our business internationally, and the impact of international market and economic events on us;
•the effectiveness of our risk management framework and quantitative models;
•our ability to maintain or increase our market share, including through successfully implementing our business strategy and undertaking new business initiatives, including through the integration of Boston Private;

•an inability to complete the acquisition of Boston Private, or changes in the currently anticipated timeframe, terms or manner of such acquisition;
•the occurrence of any event, change or other circumstance that could give rise to the right of one or both parties to terminate the merger agreement between us and Boston Private;
•greater than expected costs or other difficulties related to the integration of our business and that of Boston Private;
•variations from our expectations as to the amount and timing of business opportunities, growth prospects and cost savings associated with completing the acquisition of Boston Private;
•the inability to retain existing Boston Private clients and employees following the closing of the Boston Private acquisition;
•unfavorable resolution of legal proceedings or claims, as well as legal or regulatory proceedings or governmental actions;
•variations from our expectations as to factors impacting our estimate of our full-year effective tax rate;
•changes in applicable accounting standards and tax laws; and
•regulatory or legal changes and their impact on us.
The operating and economic environment during the first quarter continued to be impacted by the COVID-19 pandemic and related government orders. Statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, potential variations of the virus, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.
For additional information about these and other factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including under the caption "Risk Factors" in our most recent Annual Report filed on Form 10-K. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.
Earnings Conference Call
On Thursday, April 22, 2021, we will host a conference call at 3:00 p.m. (Pacific Time) to discuss the financial results for the quarter ended March 31, 2021. The conference call can be accessed by dialing (833) 494-1484 or (236) 714-2618 and entering the confirmation number "4158465". A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A replay of the audio webcast will also be available on www.svb.com for 12 months beginning on April 22, 2021.
Additional Information
For additional information about our business, financial results for the first quarter 2021 and financial outlook, please refer to our Q1 2021 Earnings Slides and Q1 2021 CEO Letter, which are available on the Investor Relations section of our website at www.svb.com. These materials should be read together with this release, and include important supplemental information including key considerations that may impact our financial outlook.
About SVB Financial Group
For more than 35 years, SVB Financial Group (NASDAQ: SIVB) and its subsidiaries have helped innovative companies and their investors move bold ideas forward, fast. SVB Financial Group’s businesses, including Silicon Valley Bank, offer commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life science and healthcare, private equity and venture capital and premium wine industries. Headquartered in Santa Clara, California, SVB Financial Group operates in centers of innovation around the world. Learn more at www.svb.com.
SVB Financial Group is the holding company for all business units and groups © 2021 SVB Financial Group. All rights reserved. SVB, SVB FINANCIAL GROUP, SILICON VALLEY BANK, SVB LEERINK, MAKE NEXT HAPPEN NOW and the chevron device are trademarks of SVB Financial Group, used under license. Silicon Valley Bank is a member of the FDIC and the Federal Reserve System. Silicon Valley Bank is the California bank subsidiary of SVB Financial Group.

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Loans	$430,422	$403,361	$382,569
Investment securities:
Taxable	224,162	182,543	154,385
Non-taxable	20,897	18,855	12,824
Federal funds sold, securities purchased under agreements to resell and other short-term investment securities	3,265	2,799	17,624
Total interest income	678,746	607,558	567,402
Interest expense:
Deposits	10,437	8,909	37,398
Borrowings	8,730	7,169	5,867
Total interest expense	19,167	16,078	43,265
Net interest income	659,579	591,480	524,137
Provision (reduction) for credit losses	18,679	(38,433)	243,480
Net interest income after provision for credit losses	640,900	629,913	280,657
Noninterest income:
Gains on investment securities, net	167,078	149,992	46,055
Gains on equity warrant assets, net	221,685	143,761	13,395
Client investment fees	20,065	25,008	43,393
Foreign exchange fees	57,393	51,091	47,505
Credit card fees	27,567	25,389	28,304
Deposit service charges	25,151	23,221	24,589
Lending related fees	15,657	19,682	13,125
Letters of credit and standby letters of credit fees	13,051	11,504	11,542
Investment banking revenue	142,302	133,434	46,867
Commissions	24,439	17,443	16,022
Other	29,792	21,258	11,137
Total noninterest income	744,180	621,783	301,934
Noninterest expense:
Compensation and benefits	445,425	415,705	255,586
Professional services	81,343	77,336	38,705
Premises and equipment	32,822	41,705	26,940
Net occupancy	17,681	44,733	18,346
Business development and travel	3,811	4,447	14,071
FDIC and state assessments	9,463	8,601	5,234
Other	45,456	72,272	40,703
Total noninterest expense	636,001	664,799	399,585
Income before income tax expense	749,079	586,897	183,006
Income tax expense	187,315	148,096	49,357
Net income before noncontrolling interests and dividends	561,764	438,801	133,649
Net (income) loss attributable to noncontrolling interests	(24,950)	(45,891)	1,973
Preferred stock dividends	(4,594)	(4,594)	(3,369)
Net income available to common stockholders	$532,220	$388,316	$132,253
Earnings per common share—basic	$10.20	$7.49	$2.56
Earnings per common share—diluted	10.03	7.40	2.55
Weighted average common shares outstanding—basic	52,180,045	51,817,077	51,565,499
Weighted average common shares outstanding—diluted	53,075,690	52,466,389	51,944,091

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except par value and share data)	March 31, 2021	December 31, 2020	March 31, 2020
Assets:
Cash and cash equivalents	$21,254,859	$17,674,763	$9,561,448
Available-for-sale securities, at fair value (cost $26,159,161, $30,244,896 and $12,044,717, respectively)	25,986,471	30,912,438	12,648,064
Held-to-maturity securities, at amortized cost and net of allowance for credit losses of $1,112, $392 and $230 (fair value of $41,186,735, $17,216,871, and $14,131,154), respectively	41,164,620	16,592,153	13,574,289
Non-marketable and other equity securities	1,857,761	1,802,235	1,200,595
Investment securities	69,008,852	49,306,826	27,422,948
Loans, amortized cost	47,675,166	45,181,488	35,968,085
Allowance for credit losses: loans	(391,751)	(447,765)	(548,963)
Net loans	47,283,415	44,733,723	35,419,122
Premises and equipment, net of accumulated depreciation and amortization	179,674	175,818	154,780
Goodwill	142,685	142,685	137,823
Other intangible assets, net	59,325	61,435	48,072
Lease right-of-use assets	233,696	209,932	206,392
Accrued interest receivable and other assets	4,184,114	3,205,825	2,059,055
Total assets	$142,346,620	$115,511,007	$75,009,640
Liabilities and total equity:
Liabilities:
Noninterest-bearing demand deposits	$84,439,997	$66,519,240	$42,902,200
Interest-bearing deposits	39,710,109	35,462,567	19,009,757
Total deposits	124,150,106	101,981,807	61,911,957
Short-term borrowings	38,434	20,553	3,138,162
Lease liabilities	287,413	259,554	227,271
Other liabilities	6,411,705	3,971,974	2,200,953
Long-term debt	1,338,183	843,628	348,076
Total liabilities	132,225,841	107,077,516	67,826,419
SVBFG stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; 1,100,000, 350,000 and 350,000 shares issued and outstanding, respectively	1,079,333	340,138	340,138
Common stock, $0.001 par value, 150,000,000 shares authorized; 54,001,797 shares, 51,888,463 shares, and 51,490,342 shares issued and outstanding, respectively	54	52	52
Additional paid-in capital	2,590,576	1,585,244	1,489,240
Retained earnings	6,203,969	5,671,749	4,612,785
Accumulated other comprehensive income	20,960	622,517	592,534
Total SVBFG stockholders’ equity	9,894,892	8,219,700	7,034,749
Noncontrolling interests	225,887	213,791	148,472
Total equity	10,120,779	8,433,491	7,183,221
Total liabilities and total equity	$142,346,620	$115,511,007	$75,009,640

SVB FINANCIAL GROUP AND SUBSIDIARIES
INTERIM AVERAGE BALANCES, RATES AND YIELDS
(Unaudited)

	Three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
(Dollars in thousands, except yield/rate and ratios)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal reserve deposits, federal funds sold, securities purchased under agreements to resell and other short-term investment securities (1)	$18,174,315	$3,265	0.07%	$15,903,802	$2,799	0.07%	$7,308,705	$17,624	0.97%
Investment securities: (2)
Available-for-sale securities:
Taxable	28,247,436	124,512	1.79	28,114,199	102,666	1.45	13,565,908	77,024	2.28
Held-to-maturity securities:
Taxable	21,590,350	99,650	1.87	10,075,470	79,877	3.15	11,675,421	77,361	2.66
Non-taxable (3)	3,704,855	26,452	2.90	3,213,270	23,867	2.95	1,900,640	16,233	3.44
Total loans, amortized cost (4) (5)	46,281,476	430,422	3.77	41,525,036	403,361	3.86	33,660,728	382,569	4.57
Total interest-earning assets	117,998,432	684,301	2.35	98,831,777	612,570	2.46	68,111,402	570,811	3.37
Cash and due from banks	1,546,539			1,228,092			797,462
Allowance for credit losses: loans	(484,476)			(535,067)			(327,812)
Other assets (6)	5,754,113			4,228,797			3,826,116
Total assets	$124,814,608			$103,753,599			$72,407,168
Funding sources:
Interest-bearing liabilities:
Interest bearing checking and savings accounts	$3,661,903	$866	0.10%	$4,442,350	$1,966	0.18%	$546,428	$108	0.08%
Money market deposits	30,959,253	8,744	0.11	23,943,177	5,983	0.10	17,613,578	33,013	0.75
Money market deposits in foreign offices	873,090	132	0.06	501,978	225	0.18	266,045	24	0.04
Time deposits	657,534	626	0.39	608,608	648	0.42	163,343	429	1.06
Sweep deposits in foreign offices	1,223,440	69	0.02	1,277,421	87	0.03	1,882,853	3,824	0.82
Total interest-bearing deposits	37,375,220	10,437	0.11	30,773,534	8,909	0.12	20,472,247	37,398	0.73
Short-term borrowings	12,137	2	0.07	9,847	2	0.08	969,896	2,716	1.13
1.800% Senior Notes	318,569	1,559	1.98	—	—	—	—	—	—
3.125% Senior Notes	495,317	4,014	3.29	495,210	4,013	3.22	—	—	—
3.50% Senior Notes	348,380	3,155	3.67	348,288	3,154	3.60	348,018	3,151	3.64
Total interest-bearing liabilities	38,549,623	19,167	0.20	31,626,879	16,078	0.20	21,790,161	43,265	0.80
Portion of noninterest-bearing funding sources	79,448,809			67,204,898			46,321,241
Total funding sources	117,998,432	19,167	0.06	98,831,777	16,078	0.06	68,111,402	43,265	0.25
Noninterest-bearing funding sources:
Demand deposits	73,233,194			61,662,840			41,335,984
Other liabilities	4,020,492			2,316,065			2,277,031
Preferred stock	817,057			340,138			340,169
SVBFG common stockholders’ equity	7,983,451			7,636,451			6,512,946
Noncontrolling interests	210,791			171,226			150,877
Portion used to fund interest-earning assets	(79,448,809)			(67,204,898)			(46,321,241)
Total liabilities and total equity	$124,814,608			$103,753,599			$72,407,168
Net interest income and margin		$665,134	2.29%		$596,492	2.40%		$527,546	3.12%
Total deposits	$110,608,414			$92,436,374			$61,808,231
Average SVBFG common stockholders’ equity as a percentage of average assets			6.40%			7.36%			8.99%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(5,555)			(5,012)			(3,409)
Net interest income, as reported		$659,579			$591,480			$524,137

(1)Includes average interest-earning deposits in other financial institutions of $1.6 billion, $1.5 billion and $0.9 billion; and $14.8 billion, $12.7 billion and $5.5 billion deposited at the Federal Reserve Bank, earning interest at the Federal Funds target rate, for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(2)Yields on interest-earning investment securities do not give effect to changes in fair value that are reflected in other comprehensive income or loss.
(3)Interest income on non-taxable investment securities is presented on a fully taxable equivalent basis using the federal statutory tax rate of 21.0 percent for all periods presented.
(4)Nonaccrual loans are reflected in the average balances of loans.
(5)Interest income includes loan fees of $57.7 million, $55.1 million and $36.7 million for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively.
(6)Average investment securities of $3.4 billion, $2.3 billion and $1.6 billion for the quarters ended March 31, 2021, December 31, 2020 and March 31, 2020, respectively, were classified as other assets as they are noninterest-earning assets. These investments consist primarily of non-marketable and other equity securities.

Reconciliation of Basic and Diluted Weighted Average Common Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Weighted average common shares outstanding—basic	52,180	51,817	51,565
Effect of dilutive securities:
Stock options and employee stock purchase plan	294	195	217
Restricted stock units	602	454	162
Total effect of dilutive securities	896	649	379
Weighted average common shares outstanding—diluted	53,076	52,466	51,944
Credit Quality

(Dollars in thousands, except ratios)	March 31, 2021	December 31, 2020	March 31, 2020
Nonaccrual, past due and restructured loans:
Nonaccrual loans	$90,247	$104,244	$50,607
Loans past due 90 days or more still accruing interest	4,491	—	4,918
Total nonperforming loans	94,738	104,244	55,525
OREO and other foreclosed assets	1,179	1,179	—
Total nonperforming assets	$95,917	$105,423	$55,525
Nonperforming loans as a percentage of total loans	0.20%	0.23%	0.15%
Nonperforming assets as a percentage of total assets	0.07	0.09	0.07
Allowance for credit losses for loans	$391,751	$447,765	$548,963
As a percentage of total loans	0.82%	0.99%	1.53%
As a percentage of total nonperforming loans	413.51	429.54	988.68
Allowance for credit losses for nonaccrual loans	$41,851	$54,029	$34,876
As a percentage of total loans	0.09%	0.12%	0.10%
As a percentage of total nonperforming loans	44.18	51.83	62.81
Allowance for credit losses for total performing loans	$349,900	$393,736	$514,087
As a percentage of total loans	0.73%	0.87%	1.43%
As a percentage of total performing loans	0.74	0.87	1.43
Total loans	$47,675,166	$45,181,488	$35,968,085
Total performing loans	47,580,428	45,077,244	35,912,560
Allowance for credit losses for unfunded credit commitments (1)	104,750	120,796	84,690
As a percentage of total unfunded credit commitments	0.31%	0.38%	0.34%
Total unfunded credit commitments (2)	$33,986,627	$31,982,251	$24,668,310

(1)The “allowance for credit losses for unfunded credit commitments” is included as a component of “other liabilities.”
(2)Includes unfunded loan commitments and letters of credit.

Use of Non-GAAP Financial Measures
To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP core fee income, non-GAAP SVB Leerink revenue, non-GAAP core fee income plus non-GAAP SVB Leerink revenue, non-GAAP noninterest income, non-GAAP net gains on investment securities, non-GAAP non-marketable and other equity securities, non-GAAP noninterest expense and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by: (i) excluding amounts attributable to noncontrolling interests for which we effectively do not receive the economic benefit or cost of, where indicated, or (ii) providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the financial tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

Additionally, from time to time, we may make reference to the non-GAAP financial metric of Core EPS in our earnings call and other investor presentations. Non-GAAP Core EPS consists of our net income available to common stockholders less gains or losses on investment securities, equity warrant assets and income and expenses related to SVB Leerink, net of tax, divided by our diluted weighted average common shares outstanding. Our management believes this measure to be a useful assessment of our performance as it relates to our core business because it excludes certain financial items where performance is typically subject to market or other conditions beyond our control. A reconciliation of Core EPS to the closest corresponding GAAP measure is not available with respect to future goals due to our inability to provide a quantitative reconciliation to such measure.
In particular, in this press release, we use certain non-GAAP measures that exclude the following from net income and certain other financial line items in certain periods:
•Income and expense attributable to noncontrolling interests — As part of our funds management business, we recognize the entire income or loss from certain funds where we own less than 100 percent. We are required under GAAP to consolidate 100 percent of the results of certain SVB Capital funds. The relevant amounts attributable to investors other than us are reflected under “Net Income Attributable to Noncontrolling Interests.” Our net income available to common stockholders/certain financial line items include only the portion of income or loss related to our ownership interest.
In addition, in this press release, we use certain non-GAAP financial ratios and measures that are not required by GAAP or exclude certain financial items from calculations that are otherwise required under GAAP, including:

•Non-GAAP core fee income plus SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core fee income — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP SVB Leerink revenue, and represents client investment fees, foreign exchange fees, credit card fees, deposit service charges, lending related fees and letters of credit and standby letters of credit fees. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP SVB Leerink revenue — This measure represents noninterest income but excludes certain line items where performance is typically subject to market or other conditions beyond our control, as well as our non-GAAP core fee income, and represents investment banking revenue and commissions. We do not provide our outlook for the expected full year results for these excluded items, which include net gains or losses on investment securities, net gains or losses on equity warrant assets and other noninterest income items.

•Non-GAAP core operating efficiency ratio — This ratio excludes income and expenses related to SVB Leerink and certain financial items where performance is typically subject to market or other conditions beyond our control as well as other non-recurring expenses. It is calculated by dividing noninterest expense after adjusting for noninterest expense attributable to SVB Leerink and other non-recurring expenses by total revenue after adjusting for net interest income attributable to SVB Leerink, net gains or losses on investment securities and equity warrant assets, investment banking revenue and commissions. Additionally, noninterest expense and total revenue are adjusted for income or losses and expenses attributable to noncontrolling interests and adjustments to net interest income for a taxable equivalent basis. This ratio is used by management to evaluate the operating efficiency of our core banking business.

•Tangible common equity, or tangible book value, to tangible assets ratio; tangible common equity to risk-weighted assets ratio — These ratios are not required by GAAP or applicable bank regulatory requirements and are used by management to evaluate the adequacy of our capital levels. Risk-based capital guidelines require a minimum level of capital as a percentage of risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet items to broad risk categories. Our ratios are calculated by dividing total SVBFG stockholders’ equity, by total assets or total risk-weighted assets, as applicable, after reducing amounts by acquired intangibles, if any.

	Three months ended
Non-GAAP core fee income plus SVB Leerink revenue, non-GAAP SVB Leerink revenue and non-GAAP core fee income (Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP noninterest income	$744,180	$621,783	$547,583	$368,848	$301,934
Less: gains on investment securities, net	167,078	149,992	189,837	34,868	46,055
Less: net gains on equity warrant assets	221,685	143,761	53,766	26,506	13,395
Less: other noninterest income	29,792	21,258	49,222	16,528	11,137
Non-GAAP core fee income plus SVB Leerink revenue	$325,625	$306,772	$254,758	$290,946	$231,347
Investment banking revenue	142,302	133,434	92,181	141,503	46,867
Commissions	24,439	17,443	16,257	16,918	16,022
Less: non-GAAP SVB Leerink revenue	$166,741	$150,877	$108,438	$158,421	$62,889
Non-GAAP core fee income	$158,884	$155,895	$146,320	$132,525	$168,458

	Three months ended
Non-GAAP net gains on investment securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP net gains on investment securities	$167,078	$149,992	$189,837	$34,868	$46,055
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	25,031	45,891	27,785	14,328	(1,535)
Non-GAAP net gains on investment securities, net of noncontrolling interests	$142,047	$104,101	$162,052	$20,540	$47,590

	Three months ended
Non-GAAP core operating efficiency ratio (Dollars in thousands, except ratios)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP noninterest expense	$636,001	$664,799	$491,021	$479,636	$399,585
Less: expense attributable to noncontrolling interests	117	91	114	130	140
Non-GAAP noninterest expense, net of noncontrolling interests	635,884	664,708	490,907	479,506	399,445
Less: expense attributable to SVB Leerink	136,351	130,716	77,567	108,650	62,037
Less: real estate expenses	—	29,317	—	—	—
Less: charitable donation of net PPP loan origination fees	—	20,000	—	—	—
Non-GAAP noninterest expense, net of noncontrolling interests, SVB Leerink and other non-recurring expenses	$499,533	$484,675	$413,340	$370,856	$337,408

GAAP net interest income	$659,579	$591,480	$527,740	$512,927	$524,137
Adjustments for taxable equivalent basis	5,555	5,012	3,964	3,844	3,409
Non-GAAP taxable equivalent net interest income	665,134	596,492	531,704	516,771	527,546
Less: income attributable to noncontrolling interests	—	—	—	5	21
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests	665,134	596,492	531,704	516,766	527,525
Less: net interest income (expense) attributable to SVB Leerink	166	205	175	(3)	201
Non-GAAP taxable equivalent net interest income, net of noncontrolling interests and SVB Leerink	$664,968	$596,287	$531,529	$516,769	$527,324

GAAP noninterest income	$744,180	$621,783	$547,583	$368,848	$301,934
Less: income (loss) attributable to noncontrolling interests, including carried interest allocation	25,067	45,982	27,862	14,385	(1,854)
Non-GAAP noninterest income, net of noncontrolling interests	719,113	575,801	519,721	354,463	303,788
Less: Non-GAAP net gains on investment securities, net of noncontrolling interests	142,047	104,101	162,052	20,540	47,590
Less: net gains on equity warrant assets	221,685	143,761	53,766	26,506	13,395
Less: investment banking revenue	142,302	133,434	92,181	141,503	46,867
Less: commissions	24,439	17,443	16,257	16,918	16,022
Non-GAAP noninterest income, net of noncontrolling interests and net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$188,640	$177,062	$195,465	$148,996	$179,914

GAAP total revenue	$1,403,759	$1,213,263	$1,075,323	$881,775	$826,071
Non-GAAP taxable equivalent revenue, net of noncontrolling interests, SVB Leerink, net of net gains on investment securities, net gains on equity warrant assets, investment banking revenue and commissions	$853,608	$773,349	$726,994	$665,765	$707,238

Operating efficiency ratio	45.31%	54.79%	45.66%	54.39%	48.37%
Non-GAAP core operating efficiency ratio	58.52	62.67	56.86	55.70	47.71

	Period-end balances at
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests (Dollars in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP non-marketable and other equity securities	$1,857,761	$1,802,235	$1,547,363	$1,270,578	$1,200,595
Less: amounts attributable to noncontrolling interests	225,835	213,442	168,329	146,945	144,279
Non-GAAP non-marketable and other equity securities, net of noncontrolling interests	$1,631,926	$1,588,793	$1,379,034	$1,123,633	$1,056,316

	Period-end balances at
SVB Financial Group tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP SVBFG stockholders’ equity	$9,894,892	$8,219,700	$7,792,935	$7,319,373	$7,034,749
Less: preferred stock	1,079,333	340,138	340,138	340,138	340,138
Less: intangible assets	202,010	204,120	183,203	184,549	185,895
Tangible common equity	$8,613,549	$7,675,442	$7,269,594	$6,794,686	$6,508,716
GAAP total assets	$142,346,620	$115,511,007	$96,916,771	$85,730,985	$75,009,640
Less: intangible assets	202,010	204,120	183,203	184,549	185,895
Tangible assets	$142,144,610	$115,306,887	$96,733,568	$85,546,436	$74,823,745
Risk-weighted assets	$71,058,786	$64,680,666	$54,738,028	$49,682,026	$48,578,473
Tangible common equity to tangible assets	6.06%	6.66%	7.52%	7.94%	8.70%
Tangible common equity to risk-weighted assets	12.12	11.87	13.28	13.68	13.40

	Period-end balances at
Silicon Valley Bank tangible common equity, tangible assets and risk-weighted assets (Dollars in thousands, except ratios)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Tangible common equity	$8,765,837	$7,068,964	$6,104,361	$5,821,224	$5,617,402
Tangible assets	$140,231,319	$113,303,370	$95,012,287	$84,214,926	$73,630,526
Risk-weighted assets	$68,058,341	$61,023,462	$51,792,822	$47,838,181	$46,839,951
Tangible common equity to tangible assets	6.25%	6.24%	6.42%	6.91%	7.63%
Tangible common equity to risk-weighted assets	12.88	11.58	11.79	12.17	11.99